EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release November 7, 2011
Contact:  Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $421,000 or $0.06 diluted earnings per share for the three months ended September 30, 2011, compared to net earnings of $333,000 or $0.04 diluted earnings per share for the three months ended September 30, 2010, an increase of $88,000.

The increase in net earnings for the quarter ended September 30, 2011 was primarily attributable to an increase of $211,000 in net interest income after provision for loan loss.  Net interest income before provision for loan loss increased $186,000 or 10.5% to $2.0 million for the quarterly period just ended, primarily because interest expense decreased at a faster pace than interest income decreased.  In addition to the increase in net interest income, the provision for loan losses decreased from $25,000 in the prior year period to no provision for the recent quarterly period.  Noninterest income decreased $54,000 or 6.8% to $26,000 for the recent period due primarily to a lack of loans sold at gains during the period, net loss on sale of other real estate owned (“REO”) and other-than-temporary impairment charges on REO.

At September 30, 2011 assets had increased $1.4 million or 0.6% to $227.5 million compared to $226.1 million at June 30, 2011.  This increase was attributed primarily to an increase in cash and cash equivalents, which increased $3.5 million or 69.0% to $8.6 million at September 30, 2011.  Total liabilities increased $1.2 million or 0.7% to $168.7 million at September 30, 2011, primarily as a result of an increase in deposits and deferred revenue.  Deposits increased $819,000 or 0.6% to $140.8 million at September 30, 2011, while deferred revenue totaled $667,000 at period end.  The deferred revenue is associated with sales of the Company’s REO and is expected to be recognized in the future.

At September 30, 2011, the Company reported its book value per share as $7.60.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2011, the Company had approximately 7,741,000 shares outstanding of which approximately 61.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS Condensed Consolidated Balance Sheets
	September 30,	June 30,
	2011	2011
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,634	$5,149
Investment Securities	6,562	7,013
Loans Held for Sale	188	--
Loans, net	182,723	182,796
Other Assets	29,438	31,177
Total Assets	$227,545	$226,135
Liabilities
Deposits	$140,759	$139,940
FHLB Advances	24,634	25,261
Deferred revenue	667	--
Other Liabilities	2,621	2,237
Total Liabilities	168,681	167,438
Shareholders' Equity	58,864	58,697
Total Liabilities and Equity	$227,545	$226,135
Book Value Per Share	$7.60	$7.58

Condensed Consolidated Statements of Operations
(In thousands, except share data)
	Three months ended September 30,
	2011	2010
	(Unaudited)

Interest Income	$2,594	$2,746
Interest Expense	644	982
Net Interest Income	1,950	1,764
Provision for Losses on Loans	--	25
Non-interest Income	26	80
Non-interest Expense	1,349	1,326
Income (Loss) Before Income Taxes	627	493
Income Taxes (Benefit)	206	160
Net Income (Loss)	$421	$333
Earnings (loss) per share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04
Weighted average outstanding shares:
Basic	7,541,876	7,500,847
Diluted	7,541,876	7,500,847